Exhibit 10.14

EXECUTIVE SEPARATION AND RELEASE AGREEMENT
This Executive Separation and Release Agreement (“Agreement”) is entered into by and between Electro Scientific Industries, Inc. (“ESI”), and Robert DeBakker (“Employee”) with respect to the following facts:

A.    Employee's employment with ESI terminates on June 10, 2017 due to a reorganization and reduction in force announced on or before February 9, 2017. Employee’s executive duties and title end as of the announcement date, but Employee continues as an Employee/Consultant on an on-call basis through June 10, 2017 with the same salary and benefits.

B.ESI and Employee desire to enter into an agreement regarding Employee's termination.

The parties agree as follows:

1.    Wages. On Employee’s last day of employment, June 10, 2017, Employee will receive all earned wages.

2.    Separation Pay. In consideration of Employee signing, not revoking and affirming this Agreement, and abiding by the covenants and releases given herein, ESI will pay Employee a sum equal to twenty-six (26) weeks’ base salary at Employee’s current rate of pay, plus a sum equal to 12 week’s base salary at Employee’s current rate of pay, less applicable withholdings. (Collectively referred to as “Separation Pay”). ESI also will provide outplacement services on the terms separately provided to Employee (“Outplacement”). Separation Pay will commence at the regular payroll rate with the first regular paycheck after Employee signs and does not revoke this Agreement. The remaining Separation Pay will be paid within seven (7) days after Employee reaffirms this Agreement and its General Release on or about June 10, 2017.

3.    Effective Date. The Effective Date of this Agreement shall be the 8th day after Employee properly signs it, as described in Paragraph 8 below, subject to reaffirming it on the last day of employment.

4.    Performance and Duties. Employee agrees to remain employed as an Employee/Consultant as requested through June 10, 2017, and to perform duties as requested in a professional and sufficient manner and to abide by all policies of ESI. Employee understands that compliance with these Performance and Duties expectations is a condition precedent to being eligible for the continued payment of the Separation Pay and Outplacement.

5.    Confidential Information; Return of Property; Nondisparagement and Cooperation. Employee agrees not to use or disclose confidential, proprietary or trade secret information learned while an employee of ESI or its predecessors, including the terms of this Agreement, and covenants not to breach that duty. Confidential, proprietary, and trade secret information may include employee and organizational data, manufacturing processes, business

Exhibit 10.14

plans, customer lists, drawings, documents, reports, facilities, formulas, computer data, computer programs (including algorithms, flowcharts, source code, object code, and firmware). This Agreement not to disclose confidential information is consistent with the ESI Employee Confidentiality and Assignment Agreement (“Confidentiality Agreement”), which, if signed by Employee, continues to apply after employment has ended. Employee agrees to return any and all ESI property and/or information in Employee’s possession. Employee agrees not to disparage or make false, adverse or derogatory remarks about ESI or Releasees. Employee also agrees to fully cooperate and be reasonably available to ESI in any pending or future dispute or proceeding in which Employee may have knowledge of potentially relevant information.

6.    General Release. Employee acknowledges that Employee would not be entitled to receive the Separation Pay and Outplacement provided for herein absent Employee’s execution of and compliance with this Agreement. In consideration of the Separation Pay and other benefits, Employee, individually and on behalf of Employee’s spouse, domestic partner, heirs and assigns (as applicable), to the fullest extent permitted under applicable law, unconditionally releases and discharges ESI, its subsidiaries, any related corporations and/or entities and their respective directors, officers, shareholders, employees, agents, successors and assigns, in their individual and representative capacities (collectively “Releasees”), from any and all known or unknown liability, damages claims, causes of action or suits of any type related directly or indirectly to Employee's employment with ESI, and the termination of Employee's employment with ESI, including claims under any common law theories, including but not limited to, breach of contract or tort or tort-like theories and under any local, state or federal, constitutional, civil rights, labor, and employment laws, including but not limited to, Employee Retirement Income Security Act (ERISA), Title VII of the Civil Rights Act of 1964, the Post Civil War Civil Rights Acts (42 USC §§ 1981‑1988), the Civil Rights Act of 1991, the Equal Pay Act, the Older Workers’ Benefit Protection Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act, the Fair Labor Standards Act, Executive Order 11246, the Sarbanes-Oxley Act, and the Family and Medical Leave Act, all as amended, including any regulations or guidelines thereunder.

If Employee is based in California, Employee acknowledges and agrees that, as a condition of this Agreement, Employee’s release extends to all possible claims and Employee expressly waives all rights under Section 1542 of the California Civil Code, which reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing this matter, which if known by him or her must materially affect the settlement with the debtor.”

This Release shall not affect any rights that Employee may have under health insurance plans or under the 401(k) plan maintained by the Company or for unemployment or workers’ compensation benefits.

Exhibit 10.14

7.    Knowing and Voluntary Release of Rights under the Older Workers’ Benefit Protection Act (the “Act”). Employee acknowledges that: (a) Employee has been encouraged in writing to consult with an attorney prior to executing this Agreement; (b) Employee has read the release and understands the effect of Employee’s release and that Employee is releasing legal rights; (c) Employee is aware of certain rights to which Employee may be entitled under certain statutes and laws identified in the release; (d) Employee has had adequate time to consider this Agreement; (e) Employee understands the Agreement and agrees to be bound by its terms; and (f) as consideration for executing this Agreement, Employee has received additional benefits and compensation of value to which Employee would not otherwise be entitled.

The Employee acknowledges receipt of the information required under the Act regarding: (1) the class or group of employees covered by the program; (2) the eligibility factors for the program; (3) the time limits for the program; (4) the job titles and ages of employees eligible or selected for the program; and (5) the ages of employees in the same class, group, division or site either not eligible or not selected. This information is attached in Exhibits 1 and 2.

8.    Time for Consideration of Offer; Reaffirmation. Employee acknowledges that the Company provided Employee with this Agreement on or before February 9, 2017, and that the offer provided Employee with a period of up to forty-five (45) days, or until March 26, 2017, from the date of receipt to consider the offer and this Agreement (the "consideration period"). In order to be eligible for the severance benefits offered under this Agreement, Employee must execute and return this Agreement no later than March 26, 2017. After Employee executes this Agreement, Employee has a period of seven (7) days in which Employee may revoke this Agreement in writing delivered to Tracey Jerijervi, Vice President of Human Resources or her designee and void Employee’s release of claims. In the event Employee has not executed this Agreement by March 26, 2017, or if Employee revokes it, this offer will expire and Employee will not be entitled to the Separation Pay and Outplacement offered under this Agreement. If Employee signs this Agreement by March 26, 2017, and does not revoke it, it will become effective and irrevocable on the 8th day after Employee signs it (the “Effective Date”) and only then will Employee be entitled to the continued payment of the severance benefits offered herein. If Employee reaffirms this Agreement on June 10, 2017, the remainder of the Separation Pay will be paid within seven (7) days.

9.    General Provisions.

a.    Employee acknowledges that Employee has been given the opportunity to consult with legal counsel with respect to the matters referenced in this Agreement, and that Employee has obtained and considered the advice of legal counsel as Employee deems necessary or appropriate.

b.    This Agreement and the Confidentiality Agreement contain the entire agreement between Employee and ESI and there have been no promises, inducements or agreements not expressed in this Agreement.

Exhibit 10.14

c.    The provisions of this Agreement shall be considered severable, such that if any provision or part thereof shall at any time be held invalid under any law or ruling, any and all such other provision(s) or part(s) shall remain in full force and effect and continue to be enforceable.

This Agreement shall be interpreted, construed, governed and enforced in accordance with the laws of the state where Employee is employed.

e.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

f.    Nothing in this Agreement shall be construed as an admission of any liability or any wrongdoing by either party to this Agreement.

The undersigned have executed this Agreement on the dates shown below.

Dated: February 16, 2017

/s/ Robert DeBakker
Robert DeBakker

Electro Scientific Industries, Inc

Dated: February 9, 2017

By:
/s/ Tracey Jerijervi
Tracey Jerijervi
Vice President, Human Resources

REAFFIRMANCE:

Employee voluntarily reaffirms the terms of this Agreement and agrees that its provisions, including the General Release, shall be extended in full force and effect to apply to any and all claims through the date Employee’s employment ends.

__/s/ Robert DeBakker_____________________________        Dated: June 2nd, 2017 Robert DeBakker

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